Exhibit 99.3

PCB Bancorp Declares Quarterly Cash Dividend of $0.20 Per Common Share
Los Angeles, California - October 23, 2025 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank, announced that on October 22, 2025, its Board of Directors declared a quarterly cash dividend of $0.20 per common share. The dividend will be paid on or about November 14, 2025, to shareholders of record as of the close of business on November 7, 2025.
About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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